As filed with the Securities and Exchange Commission on August 12 , 2022.

Registration No. 333 -265715

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	1311	20-2660243
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Telephone: (281) 404-4387

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Doris

Chief Executive Officer

15915 Katy Freeway, Suite 450

Houston, Texas 77094

Telephone: (281) 404-4387

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James B. Marshall

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Telephone: (713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 12 , 2022

Camber Energy, Inc.

463,223,557 Shares

Common Stock

Pursuant to this prospectus, the selling stockholders may offer shares of common stock, par value $0.001 per share (“common stock”), from time to time, if and to the extent as they may determine as described in the “Plan of Distribution” section at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices. If any shares of common stock are sold, the selling stockholders will pay any brokerage commissions or similar charges incurred for the sale of such shares.

This prospectus relates to the resale of up to an aggregate of 463,223,557 shares of common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling stockholders (or their affiliates or other predecessors-in-interest) acquired (A) (i) 100,000,000 warrants (the “Antilles Warrants”) exercisable into shares of common stock and (ii) 5,272 shares of Series G convertible preferred stock (the “Series G Preferred Stock”) convertible into shares of common stock pursuant to the Stock Purchase Agreement (the “Stock Purchase Agreement”), dated as of December 30, 2021, between us and Antilles Family Office, LLC (the “Antilles”) and (B) (i) 50,000,000 warrants (the “Discover Warrants” and, together with the Antilles Warrants, the “Warrants”) exercisable into shares of common stock and (ii) a principal loan balance of $26,315,789.47 (the “Convertible Loan”) convertible into 17,543,860 shares of common stock pursuant to the Loan Agreement (the “Loan Agreement”), dated as of December 24, 2021, between us and Discover Growth Fund, LLC (“Discover” and, together with Antilles, the “selling stockholders”).

We are not selling any shares of common stock included in this prospectus and will not receive any of the proceeds from the sale of any shares of common stock sold by the selling stockholders pursuant to this prospectus.

Our common stock is listed on NYSE American LLC (“NYSE American”) under the symbol “CEI.” On August 11, 2022, the last sale price of our common stock as reported on NYSE American was $0.36 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference herein to read about factors you should consider before buying our common stock.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the selling security holders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “CEI,” “Camber,” the “Company,” “we,” “us,” “our” or “ours” refer to Camber Energy, Inc., a Nevada corporation, together with its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights the more detailed information contained elsewhere in this prospectus or incorporated by reference herein and does not contain all of the information that you should consider before deciding to invest in shares of common stock. You should read the entire prospectus carefully, including the documents incorporated by reference herein.

Our Company

We are a Nevada corporation based in Houston, Texas. We are currently primarily engaged in the acquisition, development and sale of crude oil, natural gas and natural gas liquids from various known productive geological formations in Kansas, Louisiana and Texas, and hold interests in non-producing wells in Mississippi. We were incorporated in Nevada in December 2003 under the name Panorama Investments Corp. and changed our name to Lucas Energy, Inc., effective June 9, 2006, and effective January 4, 2017, we changed our name to Camber Energy, Inc. With the acquisition of a majority interest in Viking Energy Group, Inc. on December 23, 2020 and January 8, 2021, our business plan is to acquire a majority interest in assets or entities in the energy sector, including engaging in the acquisition, exploration, development and production of oil and natural gas properties, both individually and through collaborative partnerships with other companies in this field of endeavor.

Corporate Information

Our principal executive office is located at 15915 Katy Freeway, Suite 450, Houston, Texas 77094, and our telephone number is (281) 404-4387. Our website is www.camber.energy.com. Information on our website is not a part of this prospectus. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein.

Risks Associated with Our Business

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations could be materially adversely affected. If that occurs, the trading price of our common stock could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

THE OFFERING

Shares of common stock offered for resale by the selling stockholders

Up to 463,223,557 shares (including 150,000,000 shares issuable upon the exercise of the Warrants, 295,679,697 shares issuable upon conversion of the Series G Preferred Stock and 17,543,860 shares issuable upon conversion the Convertible Loan).

Shares of common stock outstanding	491,230,109 shares.

Antilles Warrants outstanding

100,000,000 Antilles Warrants, the first 50,000,000 of which are exercisable to purchase an equivalent number of shares of common stock at an exercise price of $2.00 per warrant, and the remaining 50,000,000 of which are exercisable to purchase an equivalent number of shares at an exercise price of $4.00 per warrant.

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Discover Warrants outstanding

50,000,000 Discover Warrants, the first 25,000,000 of which are exercisable to purchase an equivalent number of shares of common stock at an exercise price of $10.00 per warrant, and the remaining 25,000,000 of which are exercisable to purchase an equivalent number of shares at an exercise price of $20.00 per warrant.

Series G Preferred Stock outstanding	5,272 shares of Series G Preferred Stock, convertible into 295,679,697 shares of common stock.

Convertible Loan outstanding	$26,315,789.47 Convertible Loan, convertible into 17,543,860 shares of common stock at a conversion price of $1.50 per share of common stock.

Use of proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders from time to time pursuant to this prospectus.

Dividend policy

We have not declared or paid cash dividends or made distributions in the past. We do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain and reinvest future earnings to finance operations. We may however declare and pay dividends in shares of our common stock in the future (similar to how we have in the past).

Risk factors

Investing in our common stock involves substantial risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, together with the information under the “Risk Factors” section in this prospectus and in the documents incorporated by reference herein.

NYSE American listing	Our common stock is listed on NYSE American under the symbol “CEI.”

We are filing the registration statement of which this prospectus forms a part to permit the resale of shares of common stock that were issued, or that will be issuable upon the conversion of the Series G Preferred Stock and the Convertible Loan or exercise of Warrants, which were issued pursuant to the Stock Purchase Agreement and the Loan Agreement, as required by the registration rights contained therein. See “Description of Capital Stock—Registration Rights.”

Unless we specifically state otherwise, the number of shares of common stock in this prospectus does not take into account:

•	58 shares of common stock authorized for initial issuance or grant under the Lucas Energy, Inc. 2010 Long Term Incentive Plan;

•	96 shares of common stock authorized for initial issuance or grant under the Lucas Energy, Inc. 2012 Stock Incentive Plan;

•	2,500,000 shares of common stock authorized for initial issuance or grant under our 2014 Stock Incentive Plan, as amended;

•	shares of common stock issuable upon conversion of that certain Promissory Note, dated December 11, 2020, by and between the Company and Discover;

•

shares of common stock issuable upon conversion of our Series C redeemable convertible preferred stock (the “Series C Preferred Stock”) (see “Description of Capital Stock—Preferred Stock—Series C Redeemable Convertible Preferred Stock);

•	295,679,697 shares of common stock issuable upon conversion shares of Series G Preferred Stock;

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•

100,000,000 shares of common stock issuable upon the exercise of the Antilles Warrants, at an exercise price of $2.00 per warrant for the first 50,000,000 shares of common stock, and $4.00 per warrant for the remaining 50,000,000 shares of common stock;

•

50,000,000 shares of common stock issuable upon the exercise of the Discover Warrants, at an exercise price of $10.00 per warrant for the first 25,000,000 shares of common stock, and $20.00 per warrant for the remaining 25,000,000 shares of common stock; and

•	$26,315,789.47 Convertible Loan, convertible into 17,543,860 shares of common stock at a conversion price of $1.50 per share of common stock.

RISK FACTORS

An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those in “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as supplemented by our Quarterly Reports on Form 10-Q, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations could be materially adversely affected. If that occurs, the trading price of our common stock could decline materially, and you could lose all or part of your investment.

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Our ability to utilize net operating loss carryforwards to reduce future taxable income could be limited.

As of December 31, 2021, we had estimated net operating loss (“NOL”) carryforwards for federal income tax purposes of approximately $58.5 million, which will begin to expire, if not previously used, beginning in the 2028 taxable year.  Our ability to utilize our NOL carryforwards would be limited under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if we experience an “ownership change,” which generally will occur if there is a cumulative increase of more than 50 percentage points in the ownership of our stock by one or more “5% shareholders” at any time during a three-year period.  In the event of an ownership change, Section 382 imposes an annual limitation on our NOL carryforwards that can be used to offset future taxable income, which limitation generally is equal to (a) the fair market value of our equity multiplied by (b) the long-term tax-exempt rate in effect for the month in which the ownership change occurs.  We experienced an ownership change during the taxable year ended March 31, 2017, which could result in a loss of a significant portion of our pre-change NOL carryforwards.  Future issuances, sales, or exchanges of our stock could trigger another ownership change, which could further limit our ability to utilize our NOL carryforwards.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this prospectus or in the documents incorporated by reference herein are forward-looking statements. Forward-looking statements may be identified by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “may,” “project,” “potential,” “seek,” “should,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, investors should not unduly rely on such statements. The risks that could cause these forward-looking statements to be inaccurate include but are not limited to:

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•	the availability of funding and the terms of such funding;

•	our ability to integrate and realize the benefits from future acquisitions that we may complete and the costs of such integrations;

•	our ability to timely collect amounts owed to us under unsecured notes payable;

•	significant dilution caused by the conversion of Series C Preferred Stock into common stock, as well as downward pressure on our stock price as a result of the sale of such shares of common stock;

•	our growth strategies;

•	anticipated trends in our business;

•	our ability to repay outstanding loans and satisfy our outstanding liabilities;

•	our liquidity and ability to finance our exploration, acquisition and development strategies;

•	market conditions in the oil and gas and pipeline services industries;

•	the timing, cost and procedure for future acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues from oil and natural gas reserves and the present value thereof;

•	legal proceedings or the outcome of or negative perceptions associated therewith;

•	planned capital expenditures (including the amount and nature thereof);

•	increases in oil and gas production;

•	changes in the market price of oil and gas;

•	changes in the number of drilling rigs available;

•	the number of wells we anticipate drilling in the future;

•	estimates, plans and projections relating to acquired properties;

•	the number of potential drilling locations;

•	our ability to maintain our NYSE American listing;

•	the voting and conversion rights of our preferred stock;

•	the effects of global pandemics, such as COVID-19 on our operations, properties, the market for oil and gas and the demand for oil and gas; and

•	our financial position, business strategy and other plans and objectives for future operations.

See the “Risk Factors” section of this prospectus and in the documents incorporated by reference herein for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties we face that could cause our forward-looking statements to be inaccurate. We caution that the risks and uncertainties identified by us may not be all of the factors that are important to investors. Furthermore, the forward-looking statements included in this prospectus or in the documents incorporated by reference herein are made only as of the date hereof or the dates of such documents, respectively. We undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

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In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders from time to time pursuant to this prospectus. If any shares of common stock are sold, the selling stockholders will pay any brokerage commissions or similar charges incurred for the sale of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of common stock covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and accountants.

If all Warrants are exercised and shares of Series G Preferred Stock are converted, we will receive approximately $1.1 billion of proceeds. We currently intend to use these proceeds, if any, for acquisitions, working capital and other general corporate purposes.

DIVIDEND POLICY

We have not declared or paid cash dividends or made distributions in the past. We do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain and reinvest future earnings to finance operations. We may however declare and pay dividends in shares of our common stock in the future (similar to how we have in the past).

MANAGEMENT

Board of Directors

For information regarding our directors, see the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Executive Officers

For information regarding our executive officers, see the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the board of directors or member of the compensation committee (or other committee performing equivalent functions) of any other company.

Legal Proceedings

There have been no material legal proceedings requiring disclosure under Item 404(f) of Regulation S-K within the past ten years that are material to an evaluation of the ability or integrity of our directors or executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 11, 2022 regarding the beneficial ownership of our common stock, assuming the conversion of our Class C common stock, by:

•	each person or group who beneficially owns more than 5% of our outstanding shares of common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options, warrants or other securities exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Percentage ownership of our common stock in the table is based on 545,750,593 shares of common stock issued and outstanding as of August 11, 2022, assuming the conversion of all shares of Series C Preferred Stock issued and outstanding as of August 11, 2022, subject to a beneficial ownership limitation preventing conversion into our common stock if the holder would be deemed to beneficially own more than 9.99% of our common stock. This table is based on information supplied by officers, directors and selling stockholders and by Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Camber Energy, Inc., 15915 Katy Freeway, Suite 450, Houston, Texas 77094.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their common stock. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the common stock included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such common stock.

Name of Beneficial Owner	Number of Shares	Percentage
5% Stockholders
Antilles Family Office, LLC(1)	54,520,848	9.99%
Executive Officers and Directors
James A. Doris	—	*
Frank W. Barker	—	*
Robert Green	—	*
Fred S. Zeidman	—	*
James G. Miller	—	*
All directors and executive officers as a group (5 persons)	—	*

*	Represents ownership of less than 1.0%.

(1) 5330 Yacht Haven Grande, Suite 206, St. Thomas, U.S. Virgin Islands, 00802. As of August 11, 2022, the holder holds 415 shares of Series C Preferred Stock; provided that the Company may not issue shares which, when aggregated with all other shares of common stock then deemed beneficially owned by the holder, would result in the reporting person holding at any one time more than 9.99% of all common stock outstanding immediately after giving effect to such issuance. The Company believes that John Burke has voting and dispositive control over the securities held by the shareholder. Antilles and its affiliate Discover have contractually agreed not to vote any shares except as requested by the Company’s board of directors.

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DESCRIPTION OF CAPITAL STOCK

The total number of shares of all classes of stock that we have authority to issue is 1,010,000,000, consisting of 1,000,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 11, 2022, we had (i) 491,230,109 shares of common stock outstanding, (ii) 5,200 designated shares of Series C Preferred Stock, 415 of which were outstanding and (iii) 25,000 designated shares of Series G Preferred Stock, 5,272 of which were outstanding.

Common Stock

Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. Each stockholder is entitled to receive the dividends as may be declared by our directors out of funds legally available for dividends. Our directors are not obligated to declare a dividend. Any future dividends will be subject to the discretion of our directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, our capital requirements, general business conditions and other pertinent factors.

The presence of the persons entitled to vote 33% of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders meeting.

The vote of the holders of a majority of the votes cast on the matter at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. The common stock does not have cumulative voting rights, which means that the holders of a majority of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Preferred Stock

Subject to the terms contained in any designation of a series of preferred stock, our board of directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of preferred stock:

1.

The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of our board of directors;

2.	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;
3.

The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

4.

Whether the shares of such class or series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

5.

The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

6.

Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

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7.

Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

8.

The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of the common stock or shares of stock of any other class or any other series of the same class;

9.

The conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

10.

The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of preferred stock as to the payment of dividends, the distribution of assets and all other matters;

11.

Facts or events to be ascertained outside the articles of incorporation of the Company, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment; and

12.

Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of our articles of incorporation, as amended, to the full extent permitted by the laws of the State of Nevada.

The powers, preferences and relative, participating, optional and other special rights of each class or series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

On August 31, 2020, our board of directors approved the designation of 28,092 shares of Series A Convertible Preferred Stock (the “Series A Preferred Stock”), which were designated with the Secretary of State of Nevada on August 31, 2020 to have substantially similar rights as the Series C Preferred Stock of Viking (as amended), as adjusted for the exchange ratio set out in the merger agreement at that time, which was subsequently terminated as noted below.

On December 23, 2020, the Company entered into (i) a termination agreement with Viking terminating the Amended and Restated Agreement and Plan of Merger, dated August 31, 2020, as amended to date.

On February 15, 2021, the Company entered into a new Agreement and Plan of Merger with Viking. Pursuant to the terms of the Agreement and Plan of Merger with Viking, upon closing of the Merger, each one (1) share of Viking Series C Preferred Stock (“Viking Preferred Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive one (1) share of the to be designated Series A Preferred Stock of Camber (the “New Camber Preferred”).

Each share of Camber Series A Preferred Stock will be convertible into 890 shares of common stock of Camber subject to a 9.99% beneficial ownership limitation, will be treated equally with the Company’s common shareholders with respect to dividends and liquidation, and will have no right to vote on any matters, questions or proceedings of Camber except: (a) on a proposal to increase or reduce Camber’s share capital; (b) on a resolution to approve the terms of a buy-back agreement; (c) on a proposal to wind up Camber; (d) on a proposal for the disposal of all or substantially all of Camber’s property, business and undertaking; (f) during the winding-up of Camber; or (g) with respect to a proposed merger or consolidation in which Camber is a party or a subsidiary of Camber is a party.

As of August 11, 2022, the Company had no Series A Preferred Stock issued or outstanding.

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Series C Redeemable Convertible Preferred Stock

Holders of the Series C Preferred Stock are entitled to cumulative dividends in the amount of 24.95% per annum (adjustable up to 34.95% if a trigger event, as described in the designation of the Series C Preferred Stock occurs), payable upon redemption, conversion, or maturity, and when, as and if declared by our board of directors in its discretion, provided that upon any redemption, conversion, or maturity, seven years of dividends are due and payable on such redeemed, converted or matured stock. The Series C Preferred Stock ranks senior to the common stock. The Series C Preferred Stock has no right to vote on any matters, questions or proceedings of the Company including, without limitation, the election of directors except: (a) during a period where a dividend (or part of a dividend) is in arrears; (b) on a proposal to reduce the Company’s share capital; (c) on a resolution to approve the terms of a buy-back agreement; (d) on a proposal to wind up the Company; (e) on a proposal for the disposal of all or substantially all of the Company’s property, business and undertakings; and (f) during the winding-up of the Company.

The Series C Preferred Stock may be converted into shares of common stock (“Conversion Shares”) at any time at the option of the holder, or at our option if certain equity conditions (as defined in the certificate of designation for the Series C Preferred Stock), are met. Upon conversion, we will pay the holders of the Series C Preferred Stock being converted through the issuance of common shares, in an amount equal to the dividends that such shares would have otherwise earned if they had been held through the maturity date (i.e., seven years), and issue to the holders such number of shares of common stock equal to $10,000 per share of Series C Preferred Stock (the “Face Value”) multiplied by the number of such shares of Series C Preferred Stock divided by the applicable Conversion Price of $3.25 per share adjusted for any forward or reverse splits.

The conversion premium under the Series C Preferred Stock, which equals the Face Value multiplied by the product of (i) the applicable dividend rate and (ii) the number of whole years between the date of issuance and the Dividend Maturity Date (as hereinafter defined), is payable and the dividend rate under the Series C Preferred Stock is adjustable. Specifically, the conversion rate of such premiums and dividends equals 95% of the average of the lowest 5 individual daily volume weighted average prices during the Measuring Period, not to exceed 100% of the lowest sales prices on the last day of the Measuring Period, less $0.05 per share of common stock, unless a trigger event has occurred, in which case the conversion rate equals 85% of the lowest daily volume weighted average price during the Measuring Period, less $0.10 per share of common stock not to exceed 85% of the lowest sales prices on the last day of such the Measuring Period, less $0.10 per share. The “Measuring Period” is the period beginning, if no trigger event has occurred, 30 trading days, and if a trigger event has occurred, 60 trading days, before the applicable notice has been provided regarding the exercise or conversion of the applicable security, and ending, if no trigger event has occurred, 30 trading days, and if a trigger event has occurred, 60 trading days, after the applicable number of shares stated in the initial exercise/conversion notice have actually been received into the holder’s designated brokerage account in electronic form and fully cleared for trading. Trigger events are described in the designation of the Series C Preferred Stock, but include items which would typically be events of default under a debt security, including filing of reports late with the SEC.

The Series C Preferred Stock has a maturity date that is seven years after the date of issuance (the “Dividend Maturity Date”) and, if the Series C Preferred Stock has not been wholly converted into shares of common stock prior to such date, all remaining outstanding Series C Preferred Stock will automatically be converted in to shares of common stock, to the extent the Company has sufficient authorized but unissued shares of common stock available for issuance upon conversion. Notwithstanding any other provision of this designation, available authorized and unissued shares of common stock will be a limit and cap on the maximum number of common shares that could be potentially issuable with respect to all conversions and other events that are not solely within the control of the Company. The Company will at all times use its best efforts to authorize sufficient shares. The number of shares required to settle the excess obligation is fixed on the date that net share settlement occurs. The Dividend Maturity Date will be indefinitely extended and suspended until sufficient authorized and unissued shares become available. 100% of the Face Value, plus an amount equal to any accrued but unpaid dividends thereon, automatically becomes payable in the event of a liquidation, dissolution or winding up by us.

We may not issue any preferred stock that is pari passu or senior to the Series C Preferred Stock with respect to any rights for a period of one year after the earlier of such date (i) a registration statement is effective and available for the resale of all shares of common stock issuable upon conversion of the Series C Preferred Stock, or (ii) Rule 144 under the Securities Act is available for the immediate unrestricted resale of all shares of common stock issuable upon conversion of the Series C Preferred Stock.

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The Series C Preferred Stock is subject to a beneficial ownership limitation, which prevents any holder of the Series C Preferred Stock from converting such Series C Preferred Stock into common stock, if upon such conversion, the holder would beneficially own greater than 9.99% of our outstanding common stock.

Pursuant to the Fifth Amended and Restated Certificate of Designation, which was filed as required by the October 2021 Agreements, holders of the Series C Preferred Stock are permitted to vote together with holders of common stock on all matters other than election of directors and shareholder proposals (including proposals initiated by any holders of Preferred Shares), on an as-if converted basis, subject to the beneficial ownership limitation in the Certificate of Designation for the Series C Preferred Stock, even if there are insufficient shares of authorized common stock to fully convert the Series C Preferred Stock. Also pursuant to the October 2021 Agreements, due to the occurrence of a Trigger Event the Company no longer has the right to conduct an early redemption of the Series C Preferred Stock as provided for in the Designation.

The following tables present a range of estimates of the number of shares potentially issuable to settle future conversions of the Series C Preferred Stock outstanding at August 11, 2022, including the conversion premiums, reflecting consideration of all provisions that pertain to the computation of settlements as follows:

Estimate of Common Shares Due to Series C Pref. Shareholders (assuming Dividends/Conversion Premium are paid in stock as opposed to cash)
Series C Pref. Shares Outstanding – August 11, 2022	415
Assume Triggering Event	Yes

Low VWAP During Measurement Period - $0.3475

Conversion Price for Preferred Stock	$3.25
Camber Common Share Price	$0.3613

Price for Calculating Conversion Premium (i.e. 85% of VWAP less $0.10)	$0.2071
Series C Pref Shares	415
Face value per share	$10,000
Total value	$4,150,000
Annual Conversion Premium	$1,450,425
Total Conversion Premium (7 years worth of dividends)	$10,152,975
Underlying common shares for Face Value Portion	1,276,923
Underlying common shares for Conversion Premium	49,024,505
Total Potential Shares	50,301,428

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Series G Convertible Preferred Stock

On or about December 30, 2021, the Company filed with the State of Nevada a Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock (the “COD”).

Pursuant to the COD, the Series G Preferred Stock, each of which having a face value of $10,000 per share, may be converted into shares of common stock at any time at the option of the holder at a price per share of common stock equal to one cent above the closing price of the Company’s common stock on the date of the issuance of such shares of Series G Preferred Stock, or as otherwise specified in the Stock Purchase Agreement, subject to adjustment as otherwise provided in the COD. Upon conversion, the Company will pay the holders of the Series G Preferred Stock being converted a conversion premium equal to the amount of dividends that such shares would have otherwise earned if they had been held through the maturity date.

The Series G Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior to the Company’s common stock; (b) junior to the Series C Preferred Stock, (c) senior to the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Convertible Preferred Stock, as such may be designated as of the date of this Designation, or which may be designated by the Company after the date of this Designation; (d) senior, pari passu or junior with respect to any other series of Preferred Stock, as set forth in the Certificate of Designations of Preferences, Powers, Rights and Limitations with respect to such Preferred Stock; and (e) junior to all existing and future indebtedness of the Company.

Except as prohibited by applicable law or as set forth herein, the holders of shares of Series G Preferred Stock will have the right to vote together with holders of common stock and Series C Preferred on all matters other than: (i) the election of directors; (ii) and any shareholder proposals, including proposals initiated by any holder of shares of Series G Preferred Stock, in each instance on an as-converted basis, subject to the beneficial ownership limitation in the COD even if there are insufficient shares of authorized common stock to fully convert the shares of Series G Preferred Stock into common stock.

Commencing on the date of the issuance of any such shares of Series G Preferred Stock, each outstanding share of Series G Preferred Stock will accrue cumulative dividends at a rate equal to 10.0% per annum, subject to adjustment as provided in the COD (to a maximum of 30% per annum), of the Face Value. Dividends will be payable with respect to any shares of Series G Preferred Stock upon any of the following: (a) upon redemption of such shares in accordance with the COD; (b) upon conversion of such shares in accordance with the COD; and (c) when, as and if otherwise declared by the board of directors of the company.

Dividends, as well as any applicable conversion premium payable hereunder, will be paid in shares of common stock valued at (i) if there is no Material Adverse Change (“MAC”) as at the date of payment or issuance of common shares for the conversion premium, as applicable, (A) 95.0% of the average of the 5 lowest individual daily volume weighted average prices of the common stock on the Trading Market during the applicable measurement period for the calculation of the conversion premiums (the “Measurement Period”), which may be non-consecutive, less $0.05 per share of common stock, not to exceed (B) 100% of the lowest sales price on the last day of such Measurement Period less $0.05 per share of common stock, or (ii) during the time that any MAC is ongoing, (A) 85.0% of the lowest daily volume weighted average price during any Measurement Period for any conversion by holder, less $0.10 per share of common stock, not to exceed (B) 85.0% of the lowest sales price on the last day of any Measurement Period, less $0.10 per share of common stock.

On the Dividend Maturity Date, the Company may redeem any or all shares of Series G Preferred Stock by paying holder, in registered or unregistered shares of common stock valued at an amount per share equal to 100% of the liquidation value for the shares redeemed, and the Company will use its best efforts to register such shares.

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The following table presents a range of estimates of the number of shares potentially issuable to settle future conversions of the Series G Preferred Stock outstanding at June 17, 2022, including the conversion premiums, reflecting consideration of all provisions that pertain to the computation of settlements as follows:

Series G Pref. Shares Outstanding – June 17, 2022	5,272
Conversion Price for Preferred Stock	$0.9003
Common Stock Price	$0.51
Price for Calculating Conversion Premium (i.e., 85% of VWAP less $0.10)	$0.3335
Series G Pref Shares	$5,272
Face value per share	$10,000
Total value	$52,720,000
Annual Conversion Premium	$15,816,000
Total Conversion Premium (5 years guaranteed)	$79,080,000
Underlying common shares for Face Value Portion	58,558,258
Underlying common shares for Conversion Premium	237,121,439
Total Potential Shares	295,679,697

Convertible Loan

The Company entered into the Loan Agreement on December 24, 2021 with Discover, pursuant to which Discover agreed to loan the Company $25,000,000 in exchange for a promissory note in the principal amount of $26,315,789.47, representing a 5% original issue discount.

On January 3, 2022 the Company received $25,000,000 (the “Loan Proceeds”) from Discover. Discover may convert amounts owing under the Loan Agreement into shares of common stock of the Company at a fixed price of $1.50 per share, subject to beneficial ownership limitations.

Sales of Unregistered Securities

There have been no sales of unregistered securities during the year ended December 31, 2021 or the quarter ended March 31, 2022 that have not previously been disclosed in a Quarterly Report on Form 10-Q or in a Current Report on Form 8-K, except as set forth below:

The Company issued to one of its preferred stockholders a total of 7,568,617 shares of common stock pursuant to the stockholder’s conversion of Series C Preferred Stock into common stock. The sales and issuances of the securities described above have been determined to be exempt from registration under the Securities Act in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The preferred stockholder (Discover) has represented that it is an accredited investor, as that term is defined in Regulation D, it is not a U.S. Person, and that it is acquiring the securities for its own account.

The preferred convertible shares Discover exchanged for common stock in 2021 were issued and fully paid for on or prior to December 4, 2018. With respect to its conversions prior to May 13, 2021, Discover submitted legal opinions from its outside counsel to our transfer agent opining that the shares could be resold pursuant to Rule 144, and with respect to its conversions after May 13, 2021, Discover submitted legal opinions opining that the shares could be resold pursuant to Section 4(a)(1) of the Securities Act of 1933.

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Registration Rights

Pursuant to the Stock Purchase Agreement and the Loan Agreement, the Company will, at its sole cost and expense, prepare and use its best efforts to file with the SEC as promptly as practicable, and in any event within 30 days after the date on which the Company files all reports required to be filed pursuant to the Exchange Act (the “Filing Date”), a Registration Statement (“Registration Statement”) on Form S-3 registering the delayed and continuous resale of all shares of common stock issuable upon (i) exercise of the Warrants (“Warrant Shares”) and (ii) conversion of the Series G Preferred Stock and Convertible Loan (“Conversion Shares”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Act”), subject to any limitations imposed by applicable securities laws as to the number of Conversion Shares or Warrant Shares that are eligible for registration, and will use best efforts to cause such Registration Statement to be declared effective under the Act as promptly as practicable and in any event within 60 days after filing, and to remain continuously effective until all Conversion Shares may be resold by Antilles pursuant to Rule 144 without  volume restrictions, manner-of-sale restrictions, or Company being in compliance with any current public information requirement; provided, however, if the Company is not eligible to register for resale the Conversion Shares on Form S-3, it shall file a Registration Statement on Form S-1. If at any time after the initial Registration Statement is filed, the Registration Statement may not remain effective, Company shall use reasonable best efforts to amend the Registration Statement to continue effectiveness uninterrupted.

Listing

Our common stock is listed on NYSE American under the symbol “CEI”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Clear Trust, LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the ownership and disposition of our common stock acquired in this offering. This discussion is limited to Non-U.S. Holders who hold our common stock as a “capital asset” (generally, property held for investment purposes). This discussion is based on the Code, administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. We have not sought a ruling from the IRS regarding the matters discussed below, and there can be no assurance that the IRS or a court will not take a contrary position regarding such matters.

This discussion does not describe all of the tax consequences that may be relevant to a Non-U.S. Holder in light of such Non-U.S. Holder’s particular circumstances or to Non-U.S. Holders who are subject to special rules under U.S. federal income tax law (such as brokers or dealers in securities; traders in securities who have elected the mark-to-market method of accounting for their securities; banks and other financial institutions; former citizens or residents of the United States; partnerships and other pass-through entities or arrangements; tax-exempt organizations or pension plans; persons holding our common stock as part of a straddle, constructive sale, conversion transaction, or other integrated transaction; and “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds). Moreover, this discussion does not address alternative minimum taxes, the Medicare tax on net investment income, other U.S. federal taxes (such as U.S. federal estate and gift taxes), or any state, local or non-U.S. taxes.

If an entity or arrangement treated as a partnership for U.S. federal income taxes owns our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign estate, or a foreign trust.

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Distributions

As discussed under “Dividend Policy” above, we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce a Non-U.S. Holder’s basis in our common stock, but not below zero. Generally, a distribution that constitutes a return of capital will be subject to U.S. federal withholding tax at a rate of 15% if the Non-U.S. Holder’s common stock constitutes a USRPI (see the discussion below under “—Gain on Disposition of Our Common Stock”). However, we or our withholding agent may elect to withhold at a rate of up to 30% on the entire amount of the distribution, even if the Non-U.S. Holder’s common stock does not constitute a USRPI. Because a Non-U.S. Holder would not have any U.S. federal income tax liability with respect to a return of capital distribution, a Non-U.S. Holder would be entitled to request a refund of any U.S. federal income tax that is withheld from a return of capital distribution (generally by timely filing a U.S. federal income tax return for the taxable year in which the tax was withheld). To the extent a distribution exceeds a Non-U.S. Holder’s basis in our common stock, such excess will be treated as gain from the sale of our common stock, as described below under “—Gain on Disposition of Our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying such Non-U.S. Holder’s entitlement to benefits under a treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), such Non-U.S. Holder will generally be taxed on the dividends on a net basis at the rates applicable to a U.S. person. In this case, such Non-U.S. Holder will be exempt from the withholding tax discussed in the preceding paragraph, although such Non-U.S. Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) on such effectively connected dividends, as adjusted for certain items.

Gain on Disposition of Our Common Stock

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

•	such Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” (a “USRPI”) because we are or have been a “United States real property holding corporation” (a “USRPHC”) at any time within the five-year period preceding the disposition or such non-U.S. Holder’s holding period, whichever period is shorter.

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Gain described in the first bullet point above generally be subject to U.S. federal income tax on a net basis at the rates applicable to a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which generally may be offset by U.S. source capital losses of such Non-U.S. Holder.

With respect to the third bullet point above, due to the nature of our assets and operations, we believe we are not a USRPHC and, as a result, our common stock generally does not constitute a USRPI.  However, if it is determined that we are a USRPHC, or if we become a USRPHC in the future, then our common stock generally would constitute a USRPI.  A Non-U.S. Holder generally is subject to a 15% withholding tax on the amount realized from a sale or other taxable disposition of a USRPI, which is required to be collected from any sale or disposition proceeds. In addition, such a Non-U.S. Holder is subject to U.S. federal income tax (at the rates applicable to a U.S. person) in respect of any gain on its sale or disposition of a USRPI and is required to file a U.S. federal income tax return to report such gain and pay any U.S. federal income tax liability that is not satisfied by withholding. However, if we were a USRPHC and our common stock were regularly traded on an established securities market, then a Non-U.S. Holder would not be subject to the 15% withholding tax on the sale or disposition of our common stock, even if our common stock was a USRPI. Moreover, if our common stock continues to be regularly traded on an established securities market and a Non-U.S. Holder actually or constructively owns and owned, at all times within the five-year period ending on the date of the disposition or the Non-U.S. Holder’s holding period, whichever is shorter, then such Non-U.S. Holder may treat our common units as not constituting a USRPI, in which case such Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or disposition of our common stock (in addition to not being subject to the 15% withholding tax described above) or U.S. federal income tax return filing requirements.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8BEN, W-8BEN-E, or W-8ECI certifying your non-U.S. status will permit you to avoid backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code) unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Proposed regulations provide that FATCA withholding will not apply to gross proceeds from the disposition of shares of our common stock, as otherwise would have been the case after December 31, 2018, and the preamble to the proposed regulations state that taxpayers may rely on them until final regulations are issued. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our common stock.

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SELLING STOCKHOLDERS

Antilles acquired the Antilles Warrants and the Series G Preferred Stock pursuant to the Stock Purchase Agreement, and Discover acquired the Discover Warrants and the Convertible Loan pursuant to the Loan Agreement. We are registering the shares of common stock issuable upon exercise and conversion of such securities to permit the selling stockholders to offer the shares for resale from time to time. Except as described in our most recent Annual Report on Form 10-K and except for ownership of our capital stock or as otherwise disclosed in this prospectus or in the documents incorporated by reference herein, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of common stock, the Warrants, the Series G Preferred Stock and the Convertible Loan, assuming the conversion of the Series G Preferred Stock, Convertible Loan and the Warrants. The third column lists the number of shares of common stock offered by this prospectus by each selling stockholder. The fourth column lists the number of shares of common stock beneficially owned by each selling stockholder after the offering contemplated by this prospectus, assuming the sale of all common stock being offered by this prospectus by each selling stockholder.

The selling stockholders may sell all, some or none of their common stock included in this prospectus. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Shares Offered by this Prospectus	Shares Owned After this Offering
Antilles Family Office, LLC(1)	383,882,390	337,121,439	46,760,951
Discover Growth Fund, LLC(2)	67,543,860	67,543,860	—

(1) Includes 337,121,439 shares of common stock; 100,000,000 shares of common stock issuable upon the exercise of the Antilles Warrants and 237,121,439 shares of common stock issuable upon conversion of the Series G Preferred Stock. The registered address of Antilles Family Office, LLC is 5330 Yacht Haven Grande, Suite 206, St. Thomas, U.S. Virgin Islands, 00802.

(2) Includes 67,543,860 shares of common stock; 50,000,000 shares of common stock issuable upon the exercise of the Discover Warrants and 17,543,860 shares of common stock issuable upon exercise of the Convertible Loan. The registered address of Discover Growth Fund, LLC is 5330 Yacht Haven Grande, Suite 206, St. Thomas, U.S. Virgin Islands, 00802.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, donees, assignees, transferees, and successors-in-interest may, from time to time, sell any or all of their securities or interests in any securities covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales or dispositions may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemptions from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority (“FINRA”) Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including civil liabilities under the Securities Act.

Selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus or any other exemptions from registration under the Securities Act. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

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We agreed to keep this prospectus effective until the date on which all securities are sold or the date on which the shares cease to be registrable securities under the registration rights agreement. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by McDonald Carano LLP, Reno, Nevada.

EXPERTS

The consolidated financial statements for the Company as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from April 1, 2020 to December 31, 2020 incorporated by reference in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Turner, Stone & Company, L.L.P., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus or incorporated by reference herein regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that website is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

We are subject to the full informational requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC.

Our website is www.camber.energy.com. Information on our website is not a part of this prospectus. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein.

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INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference herein is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022; and

•	all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering.

Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. Our filings with the Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are also available free of charge on our website (www.camber.energy.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus and is not incorporated by reference herein. You can obtain any of the documents incorporated by reference into this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents. You can obtain documents incorporated by reference into this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

c/o Camber Energy, Inc.

15915 Katy Freeway, Suite 450

Houston, Texas 77094

(281) 404-4387

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Camber Energy, Inc.

463,223,557 Shares

Common Stock

, 2022.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$21,001
Accounting fees and expenses	5,000
Legal fees and expenses	100,000
Other expenses	50,000
Total fees and expenses	$176,001

Item 14. Indemnification of Directors and Officers.

As authorized by Section 78.7502 of the Nevada Revised Statutes (the “NRS”), we may indemnify our officers and directors against expenses reasonably incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as an officer, director, employee, or agent of the company and directors, so long as such person (1) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or (2) acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful. If such legal proceeding, however, is a threatened, pending or completed action or suit by or in our right to procure a judgment in our favor, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent a court determines the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS generally provides that a corporation must indemnify any person against expenses reasonably incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or any claim, issue or matter therein, to the extent that the person is successful on the merits or otherwise in defense of such action, suit or proceeding.

The discretionary and mandatory indemnification provided for and authorized in in Sections 78.751 and 78.7502 of the NRS are in addition to any other right to indemnification that a person may be entitled under a corporation’s articles of incorporation, its bylaws, under any agreement made by the corporation, or otherwise; except that indemnification may not be made to or on behalf of any director or officer adjudged to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs and guaranties. We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

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Our amended articles of incorporation provide that our directors and officers shall not be personally liable to us or our stockholders for damages for breach of such directors’ or officers’ fiduciary duty, but do not eliminate liability for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes. The effect of this provision of our articles of incorporation, as amended, is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations described above or defined by statute.

Our bylaws, as amended, provide that we shall indemnify every (i) present or former director, advisory director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each, an “Indemnitee”). Our bylaws provide that we shall indemnify each Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, as amended, are necessary to attract and retain qualified persons as directors and officers.

Our bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (i) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (ii) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a), (b) or (c) in the preceding paragraph. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our bylaws nor our articles of incorporation include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

The Company issued to one of its preferred stockholders a total of 7,568,617 shares of common stock pursuant to the stockholder’s conversion of Series C Preferred Stock into common stock. The sales and issuances of the securities described above have been determined to be exempt from registration under the Securities Act in reliance on Sections 3(a)(9) and 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering. The preferred stockholder (Discover) has represented that it is an accredited investor, as that term is defined in Regulation D, it is not a U.S. Person, and that it is acquiring the securities for its own account.

The preferred convertible shares Discover exchanged for common stock in 2021 were issued and fully paid for on or prior to December 4, 2018. With respect to its conversions prior to May 13, 2021, Discover submitted legal opinions from its outside counsel to our transfer agent opining that the shares could be resold pursuant to Rule 144, and with respect to its conversions after May 13, 2021, Discover submitted legal opinions opining that the shares could be resold pursuant to Section 4(a)(1) of the Securities Act of 1933.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Description of Exhibit
3.1

Articles of Incorporation (Filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006, and incorporated herein by reference) (File No. 000-51414).

3.2

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to the Company’s Information Statement on Schedule 14C filed with the SEC on June 1, 2006) (File No. 000-51414).

3.3

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to the Company’s Information Statement on Schedule 14C filed with the SEC on February 20, 2007) (File No. 000-51414).

3.4

Certificate of Amendment to Articles of Incorporation (Incorporated by reference herein to Exhibit B to the Company’s Proxy Statement on Schedule 14A filed with the SEC on March 11, 2010) (File No. 001-32508).

3.5

Certificate of Amendment to Articles of Incorporation (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on January 11, 2011, and incorporated herein by reference) (File No. 001-32508).

3.6

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on July 2, 2015, and incorporated herein by reference) (File No. 001-32508).

3.7

Certificate of Amendment to the Articles of Incorporation, amending the Company’s name to “Camber Energy, Inc.”, filed with the Secretary of State of Nevada on January 3, 2017 (Filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on February 14, 2017, and incorporated herein by reference) (File No. 001-32508).

3.8

Certificate of Amendment to the Company’s Articles of Incorporation to increase the number of our authorized shares of common stock from 200,000,000 to 500,000,000, as filed with the Secretary of State of Nevada on January 10, 2018 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on January 12, 2018 and incorporated herein by reference) (File No. 001-32508).

3.9

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on March 1, 2018, and effective March 5, 2018 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on March 2, 2018 and incorporated herein by reference) (File No. 001-32508).

3.10

Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, as filed by Camber Energy, Inc. with the Secretary of State of the State of Nevada on December 20, 2018 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on December 26, 2018 and incorporated herein by reference) (File No. 001-32508).

3.11

Certificate of Amendment to the Company’s Articles of Incorporation to increase the number of our authorized shares of common stock from 20,000,000 to 250,000,000, as filed with the Secretary of State of Nevada on April 10, 2019 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on April 11, 2019, and incorporated herein by reference) (File No. 001-32508).

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3.12

Certificate of Amendment to Articles of Incorporation (1-for-25 Reverse Stock Split of Common Stock) filed with the Nevada Secretary of State on July 3, 2019, and effective July 8, 2019 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on July 8, 2019 and incorporated herein by reference) (File No. 001-32508).

3.13

Camber Energy, Inc. Amended and Restated Certificate of Designations of Preferences, Powers, Rights and Limitations of Series C Redeemable Convertible Preferred Stock as filed with the Secretary of State of Nevada on July 8, 2019 (Filed as Exhibit 3.1 to the Company’s Report on Form 8- K, filed with the Commission on July 9, 2019 and incorporated herein by reference) (File No. 001-32508).

3.14

State of Delaware Certificate of Merger of Domestic Corporation Into Domestic Limited Liability Company, filed with the Secretary of State of Delaware on July 10, 2019, and effective July 9, 2019, merging Camber Energy Merger Sub 2, Inc. into Lineal Star Holdings LLC (Filed as Exhibit 3.8 to the Company’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2019 and incorporated herein by reference) (File No. 001-32508)

3.15

Certificate of Change Pursuant to Nevada Revised Statutes Section 78.209, filed by Camber Energy, Inc. with the Secretary of State of Nevada on October 25, 2019 and effective on October 29, 2019 (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on October 29, 2019 and incorporated herein by reference) (File No. 001-32508).

3.16

Certificate of Amendment to Articles of Incorporation (Increase in Authorized Common Stock to 25 Million Shares) filed with the Nevada Secretary of State on April 16, 2020, and effective April 16, 2020

3.17

Certificate of Withdrawal of Certificate of Designation of Series A Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference) (File No. 001-32508).

3.18

Certificate of Withdrawal of Certificate of Designation of Series B Redeemable Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.2 to the Company’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference) (File No. 001-32508).

3.19

Certificate of Withdrawal of Certificate of Designation of Series D Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.3 to the Company’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference) (File No. 001-32508).

3.20

Certificate of Withdrawal of Certificate of Designation of Series E Redeemable Convertible Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.4 to the Company’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference) (File No. 001-32508).

3.21

Certificate of Withdrawal of Certificate of Designation of Series F Redeemable Preferred Stock filed with the Secretary of State of Nevada on May 15, 2020 (Filed as Exhibit 3.5 to the Company’s Report on Form 8-K, filed with the Commission on May 19, 2020, and incorporated herein by reference) (File No. 001-32508).

3.22

Amended and Restated Bylaws (effective March 29, 2016) (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on April 1, 2016, and incorporated herein by reference) (File No. 001-32508).

3.23

Certificate of Designations of Preferences, Powers, Rights and Limitations of Series G Redeemable Convertible Preferred Stock, dated December 30, 2021 (Filed as Exhibit 3.1 to the Company’s Report on Form 8-K, filed with the Commission on January 5, 2022, and incorporated herein by reference) (File No. 001-32508).

5.1	Opinion of McDonald Carano LLP.
10.1

Stock Purchase Agreement by and between Camber Energy, Inc. and the Investor Named Therein, dated on or about December 30, 2021 (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

10.2

Promissory Notes from the Investor Named Therein in favor of Camber Energy, Inc., payable on March 31, 2022 (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

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10.3

Promissory Notes from the Investor Named Therein in favor of Camber Energy, Inc., payable on June 30, 2022 (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

10.4

Promissory Notes from the Investor Named Therein in favor of Camber Energy, Inc., payable on September 30, 2022 (incorporated by reference to Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

10.5

Promissory Notes from the Investor Named Therein in favor of Camber Energy, Inc., payable on December 31, 2022 (incorporated by reference to Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

10.6

Warrant Agreement issued by Camber Energy, Inc. to the Investor Named Therein, dated on or about December 31, 2021 (incorporated by reference to Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed with the SEC on January 5, 2022).

10.7

Camber Energy, Inc. Amended and Restated 2014 Stock Incentive Plan (Filed as Exhibit 4.1 to the Company’s Report on Form 8-K, filed with the Commission on February 22, 2019, and incorporated herein by reference) (File No. 001-32508).

10.8

Loan Agreement by and between Camber Energy, Inc. and the Investor Named Therein, dated December 24, 2021 (Filed as Exhibit 10.1 to the Company’s Report on Form 8-K, filed with the Commission on December 27, 2021, and incorporated herein by reference) (File No. 001-32508).

21.1

List of Subsidiaries   (Filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1, filed with the Commission on June 17, 2022, and incorporated herein by reference) (File No. 333-265715).

23.1	Consent of Turner, Stone & Company, L.L.P.
23.2	Consent of McDonald Carano LLP (included in Exhibit 5.1).
24.1

Power of Attorney (included on signature page) (Filed as Exhibit 21.1 to the Company’s Registration Statement on Form S-1, filed with the Commission on June 17, 2022, and incorporated herein by reference) (File No. 333-265715).

107	Filing Fee Table.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required or are not applicable, or the information is otherwise set forth in the consolidated financial statements and related notes included or incorporated by reference in this registration statement.

Item 17. Undertakings

The undersigned hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the Houston, State of Texas, on August 12, 2022.

Camber Energy, Inc.

By:	/s/ James A. Doris
Name:	James A. Doris
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 12, 2022.

Signature	Title	Date

/s/ James A. Doris	Chief Executive Officer and Director	August 12, 2022
James A. Doris	(Principal Executive Officer)

*	Chief Financial Officer	August 12, 2022
Frank W. Barker, Jr.	(Principal Financial Officer and Principal Accounting Officer)

*	Director	August 12, 2022
Fred S. Zeidman

*	Director	August 12, 2022
James Miller

*	Director	August 12, 2022
Robert Green

*By:	/s/ James A. Doris	Attorney-in-Fact	August 12, 2022
James A. Doris

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